Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 12% Global Revenue Growth for the First Quarter 2014

Europe Revenue Growth Exceeds 90%
Reiterates 2014 Financial Guidance

Irvine, Calif. (April 30, 2014) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2014.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We achieved strong growth in Europe during the first quarter, which allowed us to continue gaining global market share. In the U.S., we have experienced increasing procedure volume since January, driven by the launch of the VELA™ Proximal Endograft System and our PEVAR physician training programs. During the first quarter, we also made progress in our IDE and global registry for the Nellix® EndoVascular Aneurysm Sealing System and remain on track to complete enrollment in both clinical studies by the end of the year.”

Financial Results

Global revenue in the first quarter of 2014 was $33.3 million, a 12% increase from $29.8 million in the first quarter of 2013. U.S. revenue in the first quarter of 2014 was $24.0 million, a 3% decrease compared with $24.7 million in the first quarter of 2013. The decrease in the U.S. was due to a slow start to the year, but current procedure trends are encouraging. International revenue was $9.3 million, an 82% increase compared to $5.1 million in the first quarter of 2013. The international sales increase was primarily attributable to strong direct sales growth in Europe with both Nellix and AFX.

Gross profit was $24.3 million in the first quarter of 2014, which represents a gross margin of 73%. This compares with gross margin of 76% in the first quarter of 2013. The decrease in gross margin was primarily driven by geography and product mix, with a greater proportion of sales from international markets, with lower gross margins.

Total operating expenses were $29.6 million in the first quarter of 2014, compared to $27.0 million in the first quarter of 2013. The increase in operating expenses was driven by research and development, sales and marketing and general and administrative expenses.

Marketing and sales expenses were $16.1 million in the first quarter of 2014, an increase from $15.2 million in the prior year period. The increase was driven by the costs associated with the continued expansion of the Company's direct sales force and clinical personnel worldwide.

Research and development expenses were $4.1 million in the first quarter of 2014, an increase from $3.5 million in the prior year period, due to continued product development investments. Clinical and regulatory affairs expenses were $2.2 million in the first quarter of 2014, a slight decrease from $2.4 million in the prior year period.

General and administrative expenses were $7.2 million in the first quarter of 2014, an increase from $5.9 million in the prior year period. The increase was driven primarily by expanded European operations to support the Company’s growth and professional and audit fees.

Endologix reported net income for the first quarter of 2014 of $5.3 million, or $0.08 per share, compared with a net loss of $9.3 million, or $(0.15) per share, for the first quarter of 2013. The first quarter 2014 net income includes a non-cash benefit of $11.8 million, or $0.18 per share, which reflects the decrease in fair value of the Nellix acquisition contingent consideration primarily due to the decrease in the Endologix common stock price in the first quarter of 2014, as the contingent consideration is payable in Endologix common stock. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the first quarter of 2014 of $5.1 million, or $(0.08) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the first quarter of 2013 of $4.1 million, or $(0.07) per share.

Total cash, cash equivalents and marketable securities were $119.6 million as of March 31, 2014, compared to $126.5 million as of December 31, 2013.

Financial Guidance
Endologix is reiterating its full year 2014 financial guidance. The Company anticipates 2014 revenue to be in the range of $146 million to $152 million, representing growth of 11% to 15% from 2013. Endologix anticipates an Adjusted Net Loss Per Share (non-GAAP and defined below) in 2014 of $(0.22) to $(0.35) and an Adjusted EBITDA Per Share (non-GAAP and defined below) of $(0.04) to $(0.17).

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13580377. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to product launch activities, product development, initiation and progress of clinical trials, market acceptance of our products, regulatory processes, the ability of the Company to capture additional market share with its products and 2014 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, Endologix's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2013, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration due primarily to the increase or decrease in the Endologix common stock price as the contingent consideration is payable in Endologix common stock; (ii) interest expense from the Company's convertible debt; (iii) legal settlement costs; (iv) contract termination and business acquisition expenses; and (v) business development expenses, including licensing costs related to research and development activities.

In the three months ended March 31, 2014, this GAAP adjustment to net income specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability and (ii) interest expense from the Company's convertible debt.

In the three months ended March 31, 2013, this GAAP adjustment to net loss specifically represents the fair value adjustment to the Nellix acquisition contingent consideration liability.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) legal settlement costs; (iv) contract termination fees; (v) the effects of business development transactions and business acquisitions; and (vi) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) Per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax expense or (benefit), depreciation and amortization expense, stock-based compensation expense, and foreign currency re-measurement (gains) or losses.

(4) “Adjusted EBITDA Per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenue
U.S.	$23,988	$24,727
International	9,276	5,057
Total Revenue	33,264	29,784
Cost of goods sold	8,969	7,256
Gross profit	$24,295	$22,528
Operating expenses:
Research and development	4,105	3,519
Clinical and regulatory affairs	2,200	2,364
Marketing and sales	16,143	15,249
General and administrative	7,163	5,885
Total operating expenses	29,611	27,017
Loss from operations	(5,316)	(4,489)
Other (expense) income	(973)	694
Change in fair value of contingent consideration related to acquisition	11,800	(5,200)
Total other income (expense)	10,827	(4,506)
Net income (loss) before income tax expense	$5,511	$(8,995)
Income tax expense	(216)	(339)
Net income (loss)	$5,295	$(9,334)
Other comprehensive (loss) income (foreign currency translation)	$(46)	$328
Comprehensive income (loss)	$5,249	$(9,006)

Basic net income (loss) per share	$0.08	$(0.15)
Diluted net income (loss) per share	$0.08	$(0.15)
Shares used in computing basic net income (loss) per share	63,405	62,189
Shares used in computing diluted net income (loss) per share	66,017	62,189

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended
	March 31,
	2014	2013
Net Income (Loss) to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net income (loss)	$5,295	$(9,334)
Fair value adjustment to Nellix contingent consideration liability	(11,800)	5,200
Interest expense	1,390	—
(1) Adjusted Net Loss	(5,115)	(4,134)
(2) Adjusted Net Loss Per Share	$(0.08)	$(0.07)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(5,115)	$(4,134)
Income tax (benefit) expense	216	339
Depreciation and amortization	$602	$484
Stock-based compensation	1,613	2,230
Fx Remeasurement (gain) loss	$(367)	$596
(3) Adjusted EBITDA	$(3,051)	$(485)
(4) Adjusted EBITDA Per Share	(0.05)	(0.01)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$42,179	$95,152
Marketable securities	77,418	31,313
Accounts receivable, net allowance for doubtful accounts of $195 and $399, respectively.	25,448	24,972
Other receivables	690	310
Inventories	24,036	19,558
Prepaid expenses and other current assets	2,537	2,328
Total current assets	172,308	173,633
Property and equipment, net	11,224	7,338
Goodwill	29,101	29,103
Intangibles, net	42,980	43,096
Deposits and other assets	2,525	3,027
Total assets	$258,138	$256,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,232	$6,265
Accrued payroll	9,796	11,476
Accrued expenses and other current liabilities	4,231	3,094
Contingently issuable common stock	34,800	46,500
Total current liabilities	60,059	67,335
Deferred income tax	1,024	1,135
Deferred rent	3,749	1,585
Contingently issuable common stock	14,300	14,400
Convertible notes	67,901	67,101
Total liabilities	147,033	151,556
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized. 64,050,204 and 63,866,392 shares issued, respectively. 64,004,986 and 63,866,392 shares outstanding, respectively.	64	64
Treasury stock, at cost, 45,218 and 0 shares, respectively.	(644)	—
Additional paid-in capital	323,615	321,756
Accumulated deficit	(210,787)	(216,082)
Accumulated other comprehensive loss	(1,143)	(1,097)
Total stockholders’ equity	111,105	104,641
Total liabilities and stockholders’ equity	$258,138	$256,197